First Trust Exchange-Traded Fund VI
                       120 East Liberty Drive, Suite 400
                            Wheaton, Illinois 60187


                                October 27, 2017


VIA EDGAR CORRESPONDENCE
------------------------
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

      Re: First Trust SMID Cap Rising Dividend Achievers ETF (the "Fund")

Ladies and Gentlemen:

      The undersigned, First Trust Exchange-Traded Fund VI (the "Registrant") and First Trust Portfolios L.P., the principal underwriter of the Funds, pursuant to the provisions of Rule 461 of the General Rules and Conditions of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, hereby respectfully request that the Commission grant acceleration of the effectiveness of Post-Effective Amendment No. 83 to the Registrant's Registration Statement on Form N-1A (Registration No. 333-182308), filed on October 27, 2017 so that the same may become effective at 12:00 p.m., Eastern Time on October 31, 2017 or as soon thereafter as practicable.


                                        Very truly yours,


                                        First Trust Exchange-Traded Fund VI

                                        By: /s/ W. Scott Jardine, Secretary
                                            ---------------------------------
                                                W. Scott Jardine, Secretary


                                        First Trust Portfolios L.P.

                                        By: /s/ W. Scott Jardine, Secretary
                                            ---------------------------------
                                                W. Scott Jardine, Secretary